Exhibit 99.1

NEWS
RELEASE

2006-11

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE QUARTER IN COMPANY HISTORY

HOUSTON, TEXAS, August 7, 2006 - Frontier Oil Corporation (NYSE: FTO) today announced record quarterly net income of $143.3 million, or $1.26 per diluted share for the quarter ended June 30, 2006, compared to net income of $66.0 million or $0.58 per diluted share, for the quarter ended June 30, 2005. For the six months ended June 30, 2006, Frontier reported net income of $201.0 million, or $1.78 per diluted share, compared to net income of $100.4 million, or $0.89 per diluted share, for the six months ended June 30, 2005. All current and prior period share related numbers have been revised to reflect the 2-for-1 stock split effective June 26, 2006.

Frontier continues to benefit from outstanding product crack spreads as well as wide crude oil differentials. The diesel crack spread remained unseasonably strong increasing to $23.49 per barrel for the most recent quarter compared to $15.51 per barrel for the second quarter of 2005. The gasoline crack spread increased to $20.92 per barrel for the quarter ended June 30, 2006, compared to $12.50 per barrel for the same period in 2005. The Cheyenne Refinery light/heavy spread increased slightly to an average $15.19 per barrel for the second quarter of 2006 compared to $14.15 per barrel for the second quarter of 2005. Similarly, the WTI/WTS spread increased slightly to $5.04 per barrel for the recent quarter compared to $4.67 per barrel for the second quarter of 2005.

Frontier’s crude oil charge for the second quarter of 2006 averaged 153,972 barrels per day (bpd), slightly below the average 156,352 bpd the Company charged in the second quarter of 2005. The most recent quarter’s crude charge was reduced by approximately 4,200 bpd as a result of a diesel hydrotreater shutdown at the Cheyenne Refinery for the conversion to ultra-low sulfur diesel. Despite the reduced throughput, Frontier reported record operating income before depreciation of $232.3 million for the three months ended June 30, 2006.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Our results continue to be outstanding. The second quarter of 2006 was our most profitable quarter ever, which allowed us to continue our share repurchase program and execute a 2-for-1 stock split during the quarter. Our crack spreads and crude oil differentials remain incredibly strong and we believe our third quarter 2006 results will be excellent.”

For the three months ending June 30, 2006, Frontier generated $155.3 million in cash before changes in working capital and $211.9 million after changes in working capital, while investing approximately $37.7 million in capital expenditures and repurchasing approximately 1.1 million shares of its common stock. Frontier’s cash balance of $350.0 million exceeded debt by $200.0 million as of June 30, 2006. There were no borrowings under the Company’s revolving credit facility. For the six months ended June 30, 2006, Frontier generated $232.2 million in cash before changes in working capital and $162.1 million after changes in working capital, while investing $74.8 million in capital expenditures and repurchasing approximately 1.5 million shares of its common stock.

The second quarter 2006 results include an after-tax inventory gain of approximately $23.6 million or $0.21 per diluted share, compared to a loss of $1.0 million, or $0.01 per diluted share, for the second quarter of 2005. The six months ended June 30, 2006 include an after-tax inventory gain of approximately $23.6 million or $0.21 per diluted share compared to a gain of $18.4 million, or $0.16 per diluted share for the same period in 2005. The most recent quarter results also include a $5.0 million, or $0.03 per diluted share (after-tax) accrual for the cleanup of a waste water treatment pond located on land historically leased from an adjacent landowner.

Conference Call

A conference call is scheduled for today, August 7, 2006, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 811-8824. For those individuals outside the United States, please call (913) 981-4903. A recorded replay of the call may be heard through August 21, 2006 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 5241975. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Six Months Ended		Three Months Ended
	June 30		June 30
	2006	2005	2006	2005
INCOME STATEMENT DATA ($000's except per share)
Revenues	$2,327,559	$1,664,920	$1,315,366	$972,280
Raw material, freight and other costs	1,829,095	1,351,051	995,608	792,728
Refining operating expenses, excluding depreciation	143,515	115,175	74,611	53,824
Selling and general expenses, excluding depreciation	21,729	16,478	12,815	9,435
Operating income before depreciation	333,220	182,216	232,332	116,293
Depreciation, accretion and amortization	18,908	16,865	10,041	8,605
Operating income	314,312	165,351	222,291	107,688
Interest expense and other financing costs	5,282	5,976	2,847	2,939
Interest and investment income	(6,456)	(1,727)	(3,910)	(990)
Provision for income taxes	114,524	60,705	80,012	39,778
Net income	$200,962	$100,397	$143,342	$65,961
Net income per diluted share	$1.78	$0.89	$1.26	$0.58
Average shares outstanding (000's)	113,211	112,760	113,336	113,602

OTHER FINANCIAL DATA ($000's)
EBITDA (1)	$333,220	$182,216	$232,332	$116,293
Cash flow before changes in working capital	232,157	146,658	155,267	88,690
Working capital changes	(70,100)	(47,494)	56,601	32,221
Net cash provided by operating activities	162,057	99,164	211,868	120,911
Net cash provided (used) by investing activities	(74,801)	(58,375)	(37,712)	(29,904)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	168,828	161,005	171,426	171,316
Gasoline yields	81,680	77,715	79,817	88,306
Diesel yields	53,748	53,610	54,857	58,060
Total sales	169,176	161,297	173,642	176,514

Refinery operating margins information ($ per bbl)
Refined products revenue	$75.85	$57.01	$83.23	$60.46
Raw material, freight and other costs	59.73	46.28	63.01	49.35
Refinery operating expenses, excluding depreciation	4.69	3.95	4.72	3.35
Depreciation, accretion and amortization	0.61	0.57	0.63	0.53

Cheyenne Refinery Light/Heavy crude oil differential ($ per bbl)	$17.09	$14.13	$15.19	$14.15
WTI/WTS Differential ($ per bbl)	5.74	4.68	5.04	4.67
El Dorado Refinery Light/Heavy crude oil differential ($ per bbl)	25.22	n/a	25.41	n/a

BALANCE SHEET DATA ($000's)	At June 30, 2006		At December 31, 2005
Cash, including cash equivalents (a)		$350,014		$356,065
Working capital		387,445		262,264
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		616,741		445,059
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-48.0%		-86.2%

(1) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the six months and three months ended June 30, 2006 and 2005 is reconciled to net income as follows:

	Six Months Ended		Three Months Ended
	June 30		June 30
	2006	2005	2006	2005

Net income	$200,962	$100,397	$143,342	$65,961
Add provision for income taxes	114,524	60,705	80,012	39,778
Add interest expense and other financing costs	5,282	5,976	2,847	2,939
Subtract interest and investment income	(6,456)	(1,727)	(3,910)	(990)
Add depreciation, accretion and amortization	18,908	16,865	10,041	8,605
EBITDA	$333,220	$182,216	$232,332	$116,293

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